Exhibit 99.1

Letter to Shareholders

January 22, 2010

Dear Fellow Shareholders:

I want to use this letter to provide the shareholders of Brownie’s Marine Group, Inc. (OTCBB: BWMG) with a review of the Company's recent progress through 2009 and our plans as we move forward in 2010 and beyond.

Overview

For the Company, 2009 was a very intensive year of product development and produced milestone achievements in the advancement of core technologies. During 2010 Brownie’s intends to introduce two new novel and long-awaited hookah derivatives after years in development:  (1) a series of battery powered high-performance floating hookah systems and (2) the TOOKA resort/eco tourism dive system. The battery powered hookah will expand Brownie’s hookah opportunities to a much broader and accepting market place; in sync with the current socio-economic view to “go-green”. The TOOKA is a scuba-tank supported surface air supply system in a uniquely identifiable mini-inflatable boat designed to perfect the resort dive application. TOOKA will be the first Brownie device designed and built for daily introductory dive-excursions as a “step-up” from simple snorkeling trips. The business model should place Brownie’s TOOKA brand in front of many first time divers, essentially cultivating a new consumer base. We believe that the emergence of these devices as a new and formidable niche in the sport of diving can be on the same magnitude as what has developed from the snowboard in the snow ski industry and the wakeboard in the water ski market.

Brownie’s Third Lung hookah systems have long been the dominant figure in gasoline powered, high-performance, and feature rich hookah systems. Years of inventing and testing will now allow Brownie’s to introduce multiple battery powered models that provide performance and runtimes as great as 300% better than the next best device on the market at the end of 2009. Our battery powered hookah system will provide divers with gasoline-free all day shallow diving experiences. We believe the multiple inventions incorporated into the development of these products will produce multiple patents over the next few years.  The Company has begun the patent application process.

Brownie’s Tankfill became the product category net revenue leader in 2008, through the design, installation and maintenance of yacht-based high-pressure and low-pressure compressors for diving on air and mixed gases.  The Company has established a number of relationships with yacht builders to allow shipyards to market and sell the Brownie’s Tankfill systems.  We believe that every large vessel currently in service, being re-fitted, or being built is a potential customer.  Through OEM relationships we expand our market to reach these customers.  We have grown our number of OEM relationships and continue to pursue more through direct contact with yacht builders. This early phase of OEM relationship development has produced a set of marketing, drawing and other support resources necessary to complete and sustain boat builder alliances. With the continued trend of younger yacht owners, the parallel interest in eco-travel, and the recognition that an integrated dive system also makes the very best ship’s air supply (horns/doors/toys/etc.), we believe that it is now time to capitalize on the market for the product. A dedicated plan and small team will be assigned to market Brownie’s Tankfill.

Brownie’s Tankfill designs, manufactures, sells and installs Scuba tank fill systems for on-board yacht use under the brand “Yacht-Pro”. The Yacht-Pro compressor systems offer a completely marine-prepared, VFD (variable frequency drive)-driven, automated alternative to other non-specific compressors on the market.  Brownie’s Tankfill also designs complete dive lockers, mixed gas production and distribution systems, and the unique Nitrox Maker.  We believe a parallel product analogy to this device is the fresh water-maker that swept through the yachting industry over the last two-decades.  While less yacht owners may opt for diving systems then fresh water-makers, there is a broad market potential for yacht owners that will want to have an uninterrupted supply of the premium breathing gas.

Technology improvements and smart packaging methods developed for our proprietary Nitrox Maker systems for yacht-diving applications have now been adapted to provide significant benefits to the dive store and live-aboard dive boat operator tank fill station markets. The first of our Nitrox Maker “Commercial Series” units (NM-CS) were built and sold in the last quarter of 2009. Literature, drawing/application engineering packages, pricing and a dealer/operator program are being introduced during the first quarter of 2010. The NM-CS group of products are the only Nitrox systems compatible with Bauer compressors sold in the America’s. Bauer is the preferred commercial grade high-pressure compressor by the vast majority of dive operators. Bauer has not offered a Nitrox solution due to the lack of compatible technology and a patent/licensing conflict in the America’s. Brownie’s and Bauer have recently formed a working relationship to now capture this captive audience. We believe the potential market is great and sustainable.

The Brownie’s Public Safety product category provides integrated and stand-alone flotation and emergency/rescue equipment for use by fire departments and other government agencies in their on-water/near-water activities. “Rescue, not Recovery” is the marketing slogan for this product category, and the driving force behind development. We believe municipalities and government agencies can increase their own safety while responding more quickly in emergencies through the use of our products.  We continue to pursue product distributorship opportunities, OEM integration concepts, and other development and investment alternatives to capitalize on this significant, but long term investment.

Brownie’s PublicSafety designs, manufactures, distributes, and sells the RES (Rapid Entry System)/ HELO™ system, a complete mini SCUBA system designed for quick water rescues.  The HELO™ system can be donned in less than 60 seconds and stored in a briefcase-size padded bag.  Brownie's Public Safety recently introduced the GI-PFD™ (Garment Integrated Personal Flotation Device™) System for body armor flotation. This system can reliably support the distressed or unconscious wearer in a true life-saving position.  This patented device addresses a heretofore unaddressed need - law-enforcement, coast guard and military personnel are beginning to wear heavy (life-threatening in the water) body armor during waterborne patrol, inspection, and surveillance missions.  The system helps the personnel float in heavy armor, hopefully saving their lives. Multiple avenues of revenue generation are being explored for this unique product group in an effort to maximize value to the Company.

Where We Intend to Go

We believe the release of the new products will clearly establish Brownie’s as a leader in the diving industry.  Currently, we believe that no company in the dive industry offers a complete line of products and services to encompass all divers’ needs.  The dive equipment manufacturing industry is highly fragmented with multiple manufacturers producing very similar products.  The top-ten volume leaders in the dive manufacturing industry provide the same product mix: Scuba BC’s (buoyancy compensators), regulators, gauges, masks, fins, snorkels, wetsuits, and a few of the necessary accessories.  These mature companies offer the product selection to the “diving” market as defined during their original growth phase of the last 2-3 decades.

New markets and classes of divers have developed during this period.  The sport sector of Third Lung and Kayak diving have emerged as a result of snorkel divers that wanted to sustain depth or Scuba divers that wanted more time in shallow waters with enhanced efficiency.  SNUBA, a licensing company with a scuba tank in raft dive system offered purely as a luxury destination/resort dive experience reports that they have now exceeded the 5-million diver introduction mark (http://www.snuba.com/ did_you_know.asp). We believe our TOOKA device is an improvement over the SNUBA and we intend to use our TOOKA to enter the introductory diver market on a broad scale.  Alternatively, more aggressive and affluent Scuba divers have created the leading or extreme edge of the sport and now use exotic mixed gas rebreathers, Nitrox/Trimix production devices for home and boat use, long-duration underwater lights and propulsion vehicles. There are reportedly some 10-15,000 divers entering the high-tech end of the sport each year. With millions of snokelers and Snuba type divers giving the sport a try in shallow-water each year while some 10,000 or so venture in the depths, our plan is to focus on the entry level consumer, introducing more potential customers to diving and exposing them to our brand first.

The dive training, travel, and retail sector is highly fragmented, dominated by many mom and pop shops.  These shops are typically operated, more as a hobby by a “lover of diving” than by retail professionals.  A traditional dive store offers a similar selection to a dive shop of 2-3 decades ago while marginally representing the product lines of multiple manufacturers. The result is generally disappointing for both the consumer and the manufacturer. We believe that consumers prefer shopping for the whole dive experience in one place beginning with a full array of products and services. The addition of an audio-visual program throughout the retail facility will help excite the consumer, educate them about travel and equipment use applications, and keep them interested in diving. We intend to deliver a retail experience that offers the full spectrum of education, travel planning, destination outfitting, and product options to service all types of divers.

Brownie’s management (independent from the Company) have purchased and operated dive shops in north and south Florida with above standard results.  Based on management experience, the Company believes that a unique retail strategy can be employed to increase profitability in many existing retail locations, some that are existing dealers, and to co-locate and partner in existing outdoor retail establishments and to expand to new locations as time and conditions permit.

The Company has also formed a key test market relationship with West Marine in several Florida locations. West Marine has 375 stores in 38 states, Puerto Rico and Canada.  Brownie’s unique product line plan is optimized to become the boater’s first choice in diving.  By co-locating in the West Marine stores, costs are minimized and exposure is maximized. A sales training program, a selection of conventional dive accessories, and improved display systems will be introduced in to this important channel as part of this new growth plan. We intend to negotiate and enter into similar relationships with additional retail companies, including, but not limited to, REI, Bass Pro Shops, and Gander Mountain.

Brownie’s Future Vision

Brownie’s wants to introduce diving to a broader and deeper market and intends to become the premier manufacturer, distributor and retailer of high quality dive equipment throughout the United States and the world.   Today, Brownie’s is the industry standard for Yacht based dive systems; Brownie’s has the opportunity to become the industry standard for the entire dive experience.  With over 30 years of experience, Brownie’s is already recognized as the world’s best manufacturer for hookah and yacht-based dive systems.

To implement the vision of becoming the world’s premier dive company, Brownie’s intends to (i) expand the product line to be the first manufacturer to offer a full complement of equipment and accessories for the dive professional and (ii) develop a retail strategy - “Brownie’s Adventure Centers” - to market and enhance the reach of its products and brand.

Completing the Product Line

In order to become the world standard for the dive industry, Brownie’s intends to broaden and deepen its product line.  Brownie’s can grow organically, acquire existing companies that offer strengths that Brownie’s does not now possess or form strategic alliances with companies with similar outlooks and ethics.  To complete the product line, Brownie’s management believes that the most efficient and effective method of growth will be to acquire existing companies and form strategic alliances.

Developing and Expanding Retail Reach

Brownie’s plans to become the dominant retail outlet for SCUBA gear worldwide. Planning for the initial retail expansion would begin immediately and run concurrently with implementation of the product line build-out.  Part of the planning objective is to identify the optimum store configuration to select and build in multiple key retail locations in the world.  These would be the Brownie’s marquee locations and places that we believe have a high likelihood for success, but would also be our billboards to the yachting and diving communities.  Opportunities range from stores that we take over and/or partner with existing owners to re-brand and configure as Brownie’s stores or they could be new stores at new locations. The current dive retail industry has placed a high majority of stores in warehouse districts off the beaten path. Taking advantage of the down-turn in prime retail space occupancy will enhance the efficiency of placing a Brownie Adventure Center in high-traffic locations.   During the initial phase of growth, we will test our retail strategies to better define the expansion on a much broader scale. During this same phase, Brownie’s will also test market an expanded sales kiosk (featuring improved A/V point of sale, entertainment and a complete diving product line) geared toward stores such as West Marine REI, Dicks Sporting Goods, Bass Outdoors Sports and others.  We will continue to broaden the special relationship with West Marine as we create a product-line and sales method aimed directly at family-boaters. We intend to create a complete product line and purchasing experience based on the Diving Made Easy concept.

The Industry-Diving and Ecotourism Growth Strategy

The diving, boating and ecotourism markets are key to the expansion of the Brownie’s brand. Each of these industries has experienced growth over the past several decades, but we believe each industry also has significant weaknesses.  The dive industry has focused on the initial certification of divers for revenue.  According to industry data, follow up has been poor, causing many to divers quit diving after their first experience. The Company intends to implement a follow-up program, facilitate proper selection of equipment for divers, and institute mentoring programs. We believe an even broader base of consumers will initially be cultivated at the resort level with the new TOOKA and battery Brownie systems.  Starting new divers in an easier to master dive objective, such as moving from snorkeling to hookah, should attract and maintain a greater population of proficient divers, as “comfortable” divers keep diving.

The boating industry has been hit hard by the economic downturn coupled with the recent increase in fuel prices.  We will work with boaters to enhance their on-water experience by exploiting the diving activities that they can easily add as an accessory to their investment in boating. Brownie’s OEM BIAS program will improve the overall value at the manufacturing level and consumer experience by elimination of waste during the design/build phase. They can blow their horns, open air-powered doors and dive directly from a BIAS package.

Finally, we will work with authentic ecotourism promoters and providers to help protect our natural resources world while carefully exploring them. These markets offer tremendous potential to Brownie’s future growth.  The following points indicate the inherent attractiveness to the Brownie’s brand and market:

Divers

Studies indicate that there are between 1.6 and 2.4 million active divers in the United States, with a 25% increase between 1997 and 2006. (source: PADI/DEMA)

There are over 500,000 new divers certified each year worldwide by PADI and PADI certifies fewer than 50% of divers internationally.  PADI certifies approximately 56% of US divers. (PADI)

In 2006, PADI provided continuing education certifications for 386,437 divers worldwide, this is an increase of 77,607 diver continuing education certifications from 2000 when it provided continuing education to 308,830 divers.  This is an increase of 25%.

Boaters

Use increased in outboard, inboard and sterndrive boats from 1997-2006.  The number of boats in use increased from 16.23 million in 1997 to 17.73 million in 2006, an increase of 1.5 million boats in use.  (source: USCG/NMMA)

Almost 73 million adults went boating in the US in 2006; this represents 32.1 % of the adult population. (source: NSGA/NMMA)

Tourism: “Travel undertaken for pleasure” (source: International Ecotourism Society)

As the largest business sector in the world economy, the travel & tourism industry is responsible for over 230 million jobs and over 10% of the gross domestic product worldwide.  In over 150 countries, tourism is one of five top export earners. In 60 countries, tourism is the number one export.

Global Growth of Tourism:

1950: 25 million tourist arrivals.

1990’s: Tourism grew globally at 7% per year.

2004: 760 million tourism arrivals corresponded to a 10% global growth.

2005: The number of international tourist arrivals recorded worldwide grew by 5.5% and exceeded 800 million for the first time ever.

2020: Global tourism is forecast to reach 1.56 billion international arrivals.

Ecotourists (source: www.ecotourism.org)

Size of Global Ecotourism:

Beginning in 1990s, ecotourism has been growing 20% - 34% per year

In 2004, ecotourism/nature tourism was growing globally 3 times faster than the tourism industry as a whole.

Nature tourism is growing at 10%-12% per annum in the international market.

Sun-and-sand resort tourism has now “matured as a market” and its growth is projected to remain flat. In contrast, “experiential” tourism—which encompasses ecotourism, nature, heritage, cultural, and soft adventure tourism, as well as sub-sectors such as rural and community tourism—is among the sectors expected to grow most quickly over the next two decades.

United Nations Environment Program (UNEP) and Conservation International have indicated that most of tourism’s expansion is occurring in and around the world’s remaining natural areas.

Sustainable tourism could grow to 25% of the world’s travel market within six years, taking the value of the sector to US$473.6 billion a year.

Analysts predict a growth in eco-resorts and hotels, and a boom in nature tourism — a sector already growing at 20% a year — and suggest early converts to sustainable tourism will make market gains.

Brownie’s is closely monitoring the momentum being produced by ecotourism and modeling our business practices and products to assist in the development of a new class of divers - shallow-water, low-impact and trendy-Diving Made Easy.

Financial and Business Advisory Services

In connection with the Company’s growth plan, the Company has retained the investment banking firm Forge Financial Group, Inc., to assist the Company in evaluating and assessing various financial and strategic alternatives and to provide general business and financial advisory services, as the Company executes its current business plans. There can be no assurance that the Company will be successful in identifying or effecting, on favorable terms or at all, any financial or strategic alternatives. Forge Financial Group, Inc. is an investment banking firm founded in 1999, with offices in Florida and New York.

Robert Carmichael, President

This disclosure contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond the Company’s control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures the Company may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.